Wednesday, July 27, 2011 Chino, CA For Immediate Release

CHINO COMMERCIAL BANCORP REPORTS QUARTERLY RESULTS

Chino, California…July 27, 2011 - The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the second quarter ended June 30, 2011 with a net loss of $49,945, an 451.9% reduction from net income of $14,193 for the same quarter of 2010. The net loss for the most recent quarter represents ($0.07) per diluted share, as compared with earnings of $0.02 per diluted share from the same quarter last year. The Company’s profit year-to-date increased 176.4% to $153,360 or $0.20 per diluted share as compared with net earnings of $55,478 or $0.08 per diluted share for the same period last year.

Dann H. Bowman, President and Chief Executive Officer stated, “Earnings for the Bank have been relatively stable, however considerably higher provisions for possible loan losses lowered the Bank’s net profit below the same period last year.  Despite these provisions we are very pleased with the Bank’s overall performance. During a time when many organizations are suffering from credit problems, we are proud to report at the end of June the Company had only three loans which were delinquent more than 30 days.”

Financial Condition

Balance sheet changes in the first half of 2011 include declines in deposits, and earning assets. Total deposits decreased by $9.4 million, or 9.1%, to $93.6 million at June 30, 2011 compared to December 31, 2010. Much of the decline was in NOW and money market balances which decreased $5.4 million or 14.9%, and time deposits which decreased $4.3 million or 19.0% in the first half of 2011. This was done by design to eliminate higher yielding deposits. The ratio of non-interest bearing deposits to total deposits increased from 40.7% at December 31, 2010 to 45.4% at June 30, 2011.

Total assets decreased from $113.9 million at December 31, 2010 to $104.6 million at June 30, 2011, an 8.2% decrease. Investment securities decreased from $16.9 million at December 31, 2010 to $14.6 million or 13.4%, gross Loans declined slightly from $60.5 million to $58.5 million, and due from banks time from $19.4 million to $12.6 million. Overall, earning assets decreased 11.4% in the six month period ended June 30, 2011.

The Company experienced loan losses totaling $259,456 in the first half of 2011, had 12 non-performing loans totaling $4.4 million, and one other real estate loan for $439,317 at June 30, 2011. Loans past due over 30 days consisted of one account totaling $277,012.

Earnings

The Company increased its provision for loan losses 9.3% or $23,250 to $250,667 for the three months ended June 30, 2011 and while reducing its provision 45.7% or $234,913 to $279,439 for the six months ended June 30, 2011. The increased provisions in 2011 were posted to maintain larger balances in the allowance for loan losses due to the deteriorated economic conditions.

The Company posted net interest income for the quarters ended June 30, 2011 and June 30, 2010 of $907,439 and $977,310, respectively. For the six months ended June 30, the Company posted net interest income of $1,926,811 and $1,930,074 for 2011 and 2010, respectively. Loan interest income decreased $136,000 or 13.1% to $902,996 for the second quarter of 2011 compared with the second quarter of 2010. The decrease in interest income from loans was $199,669, or 9.4%, comparing the first half of 2011 with 2010. For the six months ended June 30, 2011, investment income decreased $77,663 or 19.4% to $322,727 as compared to the six months ended June 30, 2010.

Interest expense on deposits decreased $143,153 or 59.2% comparing the quarters ended June 30, 2011 with June 30, 2010. On a year-to-date comparison, interest on deposits decreased $269,539 or 55.8% in 2011 compared to the same period in 2010. Interest from investments decreased $78,919 or 34.0% for the quarter ended June 30, 2011 compared to the same period in 2010.

Non-interest income totaled $318,062 for the three months ended June 30, 2011, or a 0.3% decrease from $318,929 earned in the second quarter of 2010. Non-interest income increased 16.1% for the six months ended June 30, 2011 to $711,113, as compared to $612,762 for the six months ended June 30, 2010. The major contributor to the increase in the six-month period was service charges on deposit accounts. The Company has not increased its per-item service charges.

General and administrative expenses were $1,056,146 and $2,137,274 for the three and six months ended June 30, 2011, respectively, as compared to $1,045,117 and $1,974,043 for the three and six months ended June 30, 2010. Occupancy and equipment expense, as well as data and item processing expenses increased due to the addition of a third branch in April 2010.. Regulatory assessments expense increased $22,363 for the quarter and $45,617 for the six months ended June 30, 2011 due to the increased assessment rates.

Legal and other professional fees increased 234.8% and 139.5% or $92,561 and $117,779, respectively, during the three and six months ended June 30, 2011 compared to the same periods in 2010 as a result of increased loan collection activity, regulatory matters, and complexity of SEC related filings.

Other expenses decreased $63,647 to $79,427 in the second quarter of 2011, and decreased $71,056 to $173,742 in the first half of 2011 due primarily to decreases in expenses charged to analysis and other lending expenses.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., 14245 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
June 30, 2011 and December 31, 2010

	June 30, 2011	December 31, 2010
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$4,268,706	$3,041,114
Federal Funds Sold	5,296,122	4,660,527
Total cash and cash equivalents	9,564,828	7,701,641

Interest-bearing deposits in other banks	12,586,252	19,378,252
Investment securities available for sale	3,500,663	4,706,994
Investment securities held to maturity (fair value approximates
$11,366,000 at June 30, 2011 and $12,302,000 at December 31, 2010)	11,101,785	12,153,915
Total investments	27,188,700	36,239,161
Loans
Real estate	49,471,602	51,459,881
Commercial	8,328,064	8,411,117
Installment	694,199	649,455
Gross loans	58,493,865	60,520,453
Unearned fees and discounts	(28,197)	(27,204)
Loans net of unearned fees and discount	58,465,668	60,493,249
Allowance for loan losses	(1,462,136)	(1,442,153)
Net loans	57,003,532	59,051,096

Accrued interest receivable	284,183	382,943
Restricted stock	667,700	626,250
Fixed assets, net	6,539,840	6,342,670
Foreclosed assets	439,317	516,534
Prepaid & other assets	2,924,020	3,053,531
Total assets	$104,612,120	$113,913,826

LIABILITIES:
Deposits
Non-interest bearing	$42,460,394	$41,909,584
Interest Bearing
NOW and money market	30,835,817	36,241,586
Savings	1,853,762	2,085,092
Time deposits less than $100,000	5,357,048	6,377,430
Time deposits of $100,000 or greater	13,083,091	16,385,864
Total deposits	93,590,112	102,999,556

Accrued interest payable	76,335	104,967
Accrued expenses & other payables	677,705	700,046
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	97,437,152	106,897,569
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 748,314 shares at June 30, 2011 and at December 31, 2010.	2,750,285	2,750,285
Retained earnings	4,343,568	4,190,208
Accumulated other comprehensive income	81,115	75,764
Total stockholders' equity	7,174,968	7,016,257
Total liabilities & stockholders' equity	$104,612,120	$113,913,826

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Interest income
Investment securities and due from banks	$152,879	$231,798	$322,727	$400,390
Interest on Federal funds sold	1,431	0	4,036	0
Interest and fee income on loans	902,996	1,038,996	1,915,774	2,115,443
Total interest income	1,057,306	1,270,794	2,242,537	2,515,833
Interest expense
Deposits	98,829	241,982	213,726	483,265
Interest on Federal funds purchased	0	18	0	18
Interest on FHLB borrowings	75	521	75	551
Other borrowings	50,963	50,963	101,925	101,925
Total interest expense	149,867	293,484	315,726	585,759
Net interest income	907,439	977,310	1,926,811	1,930,074
Provision for loan losses	273,917	250,667	279,439	514,352
Net interest income after
provision for loan losses	633,522	726,643	1,647,372	1,415,722
Non-interest income
Service charges on deposit accounts	289,420	294,500	594,076	562,140
Gain on sale of foreclosed assets	0	0	61,151	149
Other miscellaneous income	8,257	8,742	15,506	14,675
Dividend income from restricted stock	2,789	(1,679)	5,559	1,457
Income from bank-owned life insurance	17,596	17,366	34,821	34,341
Total non-interest income	318,062	318,929	711,113	612,762
General and administrative expenses
Salaries and employee benefits	520,894	570,428	1,108,294	1,094,450
Occupancy and equipment	112,221	105,622	226,802	191,470
Data and item processing	94,213	91,800	191,185	171,840
Advertising and marketing	11,083	15,063	27,236	28,881
Legal and professional fees	131,989	39,428	202,223	84,444
Regulatory assessments	75,920	53,557	151,367	105,750
Insurance	9,224	9,050	19,649	17,992
Directors' fees and expenses	21,175	17,095	36,776	34,418
Other expenses	79,427	143,074	173,742	244,798
Total general & administrative expenses	1,056,146	1,045,117	2,137,274	1,974,043
Income before income tax expense	(104,562)	455	221,211	54,441
Income tax expense	(54,617)	(13,738)	67,851	(1,037)
Net income	$(49,945)	$14,193	$153,360	$55,478
Basic earnings per share	$(0.07)	$0.02	$0.20	$0.08
Diluted earnings per share	$(0.07)	$0.02	$0.20	$0.08

CHINO COMMERCIAL BANCORP
Other Financial Information

CREDIT QUALITY	End of period
(unaudited)	June 30, 2011	December 31, 2010
Non-performing loans	$4,416,122	$4,167,573
Non-performing loans to total loans	7.55%	6.89%
Non-performing loans to total assets	4.22%	3.66%
Allowance for loan losses to loans	2.50%	2.38%

OTHER PERIOD-END STATISTICS
(unaudited)	June 30, 2011	December 31, 2010
Shareholders equity to total assets	6.86%	6.16%
Loans to deposits	62.50%	58.76%
Non-interest bearing deposits to total deposits	45.37%	40.69%

	For the three months ended		For the six months ended
	June 30		June 30
	2011	2010	2011	2010
KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	-2.85%	0.88%	2.18%	1.73%
Annualized return on average assets	-0.19%	0.05%	0.28%	0.10%
Net interest margin	4.00%	3.88%	4.09%	3.94%
Core efficiency ratio	90.71%	80.63%	90.62%	97.32%
Net chargeoffs to average loans	0.44%	0.55%	0.43%	0.78%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$104,653	$113,841	$108,905	$112,431
Average interest-earning assets	$91,075	$100,976	$94,891	$98,752
Average gross loans	$59,336	$60,816	$59,804	$61,149
Average deposits	$93,109	$102,492	$97,597	$100,903
Average equity	$7,007	$6,452	$7,047	$6,430